AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 2007

REGISTRATION NO. 333-107737

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EasyLink Services Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-3787073
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

6025 The Corners Parkway, Suite 100
Norcross, Georgia	30092
(Address of principal executive offices)	(Zip Code)

EASYLINK SERVICES CORPORATION 2003 STOCK OPTION PLAN

(Full title of the plan)

Glen E. Shipley

Chief Financial Officer and Secretary

6025 The Corners Parkway, Suite 100

Norcross, Georgia 30092

(678) 533-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications to:

Larry W. Shackelford

Troutman Sanders LLP

600 Peachtree Street, N.E.

Suite 5200

Atlanta, GA 30308

(404) 885-3000

DEREGISTRATION OF SHARES

Pursuant to the Registration Statement on Form S-8, file No. 333-107737 (the “Registration Statement”), which was originally filed on August 7, 2003, EasyLink Services Corporation, a Delaware corporation (the “Registrant”), registered 2,500,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), to be offered under its EasyLink Services Corporation 2003 Stock Option Plan (the “Plan”).

On May 3, 2007, Internet Commerce Corporation, a Delaware corporation (“Internet Commerce Corporation”), Jets Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), and the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of Merger Sub with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Internet Commerce Corporation (the “Merger”). The Merger became effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on August 20, 2007 (the “Effective Time”). Under the terms of the Merger Agreement, each outstanding share of the Registrant’s Common Stock was converted at the Effective Time into the right to receive $5.80. As a result of the Merger, the Registrant has terminated the Plan and all offerings of its Common Stock under its existing registration statements (including the Registration Statement). To the extent allowable, the associated registration fee paid by the registrant to register shares issuable under the Registration Statement will be carried forward and applied toward registration fees necessary to register shares issuable by Internet Commerce Corporation.

In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement deregister all shares of Common Sock registered under the Registration Statement that were not sold prior to the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on August 20, 2007.

EASYLINK SERVICES CORPORATION.

By:	/s/ GLEN E. SHIPLEY
Glen E. Shipley Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ THOMAS J. STALLINGS	Chief Executive Officer and Director	August 20, 2007
Thomas J. Stallings

/s/ GLEN E. SHIPLEY	Chief Financial Officer, Secretary and Director	August 20, 2007
Glen E. Shipley